[FORM OF]

SECOND AMENDMENT TO DISTRIBUTION AGREEMENT

The undersigned parties hereby agree to amend the Distribution Agreement, entered into as of October 1, 1993, by doing all of the following:

A. Adding the following sentence at the end of Section 1 of Article IV ("Compensation"):

This paragraph shall not, however, apply to Fidelity Lifetime Reservessm variable universal life and survivorship variable universal life insurance policies issued by FILI after the effective date of this amendment.

B. Adding the following Section 4 of Article IV ("Compensation")

4. With respect to FILI's Fidelity Lifetime Reservessm variable universal life and survivorship variable universal life insurance policies, FILI shall pay FIA first year sales compensation of [ ]% of first year premium, up to planned premium stated in the policy, plus [ ] % of the excess of first year premium over planned premium. FIA shall pay FBS first year sales compensation of [ ]% of first year premium, up to planned premium stated in the policy, plus [ ] % of the excess of first year premium over planned premium.

All payments will be made monthly based on premium payments received, net of premiums refunded due to contract rescissions during the "free look" period, in the preceding month, beginning in the first full month after the effective date of this amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, and to be effective as of __________, 2003.

Fidelity Insurance Agency, Inc. ("FIA")

(for itself and as successor in interest to Fidelity Insurance Agency Southwest, Inc., Boston Fidelity Insurance Agency of New Mexico, Inc., Fidelity Insurance Agency of Alabama, Inc., Ohio Fidelity Insurance Agency, Inc. and Fidelity Investments Insurance Agency of Texas, Inc.)

By:	__________________________________
Tai Bright, Vice President
Fidelity Brokerages Services, LLC ("FBSI")
By:	_________________________________
________________, Vice President
Fidelity Investments Life Insurance Company ("FILI")
By:	__________________________________
Melanie Calzetti-Spahr, President